                                                                  EXHIBIT (D)(4)


               FORM OF STOCK OPTION CERTIFICATE FOR KEY EMPLOYEES
                  AHL SERVICES, INC. 1997 STOCK INCENTIVE PLAN


This Option Certificate evidences the grant of an option (the "Option") by AHL Services, Inc. ("AHL") to the optionee named below (the "Key Employee") to purchase, in accordance with, and subject to, all of the terms, conditions and restrictions of this Option Certificate and the AHL Services, Inc. 1997 Stock Incentive Plan (the "Plan"), which Plan is incorporated herein by reference, the number of shares of $.01 par value common stock of AHL at the price per share set forth below:

Name of Optionee:
Number of shares on Which Option is Granted:
Option Price per Share:
Date of Grant of Option:

All of the terms defined in the Plan shall have the same meaning in this Option Certificate when such terms start with a capital letter.

1. The Option granted hereunder shall accrue and first become exercisable for 25% of the number of shares subject to the Option on each anniversary of the date of grant of the Option, provided:

(a) The aggregate number of shares of common stock that may be acquired upon exercise of the option on any date shall equal the excess, if any, of the number of shares over the number of shares that have been acquired upon exercise of the Option, rounded down to the nearest whole share. The Option may be exercised in whole or in part at any time with respect to whole shares of stock; provided, however, that the Option may not be exercised for fewer than 100 shares of stock unless the total number of shares of stock which can be purchased under the Option at the time of such exercise is fewer than 100, in which event the Option shall be exercised for the total number of such shares.

(b) The Option shall not be transferable by Key Employee other than by will or by the applicable laws of descent and distribution, and the Option shall be exercised during Key Employee's lifetime only by Key Employee. The person or persons to whom the Option is transferred by will or by the applicable laws of descent and distribution thereafter shall be treated as the Key Employee under this Option Certificate.

(c) In the event that Key Employee's continuous employment by AHL terminates on any date, other than as a result of death or Disability, the Option shall expire immediately and automatically on the last day of the three consecutive month period that immediately follows the last day of Key Employee's employment by AHL; provided, however, that in the event Key Employee's employment by AHL is terminated on any date (1) by AHL for good cause (as determined by the Committee in its absolute discretion) or (2) by Key Employee without the written consent of AHL, the Option shall expire immediately and automatically on such date and shall be of no further force and effect with respect to any shares of stock not purchased before such date.

(d) In the event that Key Employee dies while employed by AHL or in the event Key Employee's employment by AHL terminates as a result of Disability, the Option may be exercised in full, to the extent not previously exercised, (notwithstanding that the Option may not otherwise have fully vested pursuant to this Section 1) at any time during the 12 consecutive month period immediately following the date of Key Employee's death or termination of employment, by the person or persons to whom the rights of Key Employee under the Option pass by will or by the applicable laws of descent and distribution (in the case of death) and by Key Employee (in the case of termination as a result of Disability) and the Option shall expire immediately and automatically on the last day of such 12 consecutive month period and shall be of no further force and effect with respect to any stock not purchased before such date.

(e) For purposes of determining whether Key Employee has terminated employment with AHL, (1) employment by a Subsidiary shall be treated as employment by AHL,
(2) a transfer of employment between or among AHL and its Subsidiaries shall not be treated as a termination of Key Employee's continuous employment with AHL,
(3) if Key Employee is employed by a Subsidiary, the sale of such Subsidiary by AHL shall be treated as a termination of Key Employee's continuous employment with AHL, and (4) Key Employee's leave of absence from AHL or a Subsidiary shall not be treated as a termination of Key Employee's continuous employment with AHL, provided such leave of absence is approved in writing by the Committee.

(f) The Option shall expire when exercised in full; provided, however, the Option shall expire, to the extent not exercised in full, on the earlier of (1) the date which is the tenth anniversary of the date the Option was granted or (2) the applicable date provided under this Section 1.

2. Key Employee may (subject to the conditions of this Option Certificate) exercise the Option in whole or in part (before the date the Option expires) on any normal business day of AHL by delivering to AHL at its principal place of business in Atlanta, Georgia an Option Exercise Form (addressed to its corporate Secretary) and simultaneously paying the Option Price to AHL in cash.

3. If the stock underlying the Option has not been registered under the 1933 Act or the applicable state securities law at the time or times Key Employee exercises the Option, Key Employee shall execute a written representation to AHL, in form and substance satisfactory to AHL at such time or times, that by such exercise he/she shall purchase stock only for investment purposes for his/her own account and not with a view to, or for resale in connection with, the distribution of such stock. In addition, upon the exercise of the Option, Key Employee shall represent that, if Key Employee is an "affiliate" (within the meaning of the 1933 Act or any applicable state securities law) of AHL at the time of any proposed sale of any shares of stock acquired upon the exercise of the Option, he/she shall not sell or offer to sell any of such shares in the absence of (a) an effective registration statement under the 1933 Act and any applicable state securities law with respect to the proposed sale of such shares or (b) an opinion, in form and substance satisfactory to AHL, of legal counsel acceptable to AHL that an exemption from the registration requirements of the 1933 Act and any applicable state securities law is available for the sale. In such case, the certificate representing the shares of stock which are transferred to Key Employee upon exercise of the Option may, in the discretion of AHL, bear a legend satisfactory to AHL to the effect that there has been no registration under the 1933 Act or any applicable state securities law and that the stock may not be sold or offered for sale in the absence of (x) an effective registration statement as to the stock under the 1933 Act and any applicable state securities law or (y) the delivery to AHL of an opinion, in form and substance satisfactory to AHL, of legal counsel acceptable to AHL, that such registration is not required. By exercising the Option, Key Employee agrees that any sales made by him/her of shares of stock acquired through the exercise of the Option shall be made in accordance with Rule 144 under the 1933 Act and any successor to such Rule.

4. If so requested by AHL upon the exercise of the Option, Key Employee shall (as a condition to the exercise of any Option under this Option Certificate) enter into any other agreement or make such other representations prepared by AHL which in relevant part will restrict the transfer of stock acquired pursuant to this Option Certificate and will provide for the repurchase of such stock by AHL under certain circumstances.

5. AHL intends that the Option not be treated as an incentive stock option, and not qualify for any special income tax benefits, under ss. 422 of the Code.

6. AHL shall have the right unilaterally to modify, amend or cancel the Option in accordance with the terms of the Plan and, in particular, the Board shall have the right under the Plan to cancel the Option as of any date before the effective date of a sale or other corporate transaction (described in ss. 14 of the Plan) if Key Employee then has the right to exercise the Option in full (notwithstanding that the Option may not otherwise have fully vested pursuant to Section 1 of this Option Certificate) on any date before the date as of which the Board unilaterally cancels the Option in full.

7. Key Employee hereby agrees (a) that any rule, regulation or determination, including interpretation, by the Committee or the Board regarding the Plan, the Option granted hereunder and thereunder and the exercise thereof shall be final and conclusive for all purposes and on all persons including AHL and Key Employee, and (b) that the grant of the Option shall not affect in any way the right of AHL or a Subsidiary to terminate the employment of Key Employee and shall not confer on Key Employee any rights upon his/her termination of employment in addition to any rights expressly set forth in this Option Certificate.

8. This Option Certificate shall not give Key Employee any rights of any kind or description whatsoever as a shareholder of AHL as a result of the grant of the Option or his/her exercise of the Option before the date of the actual delivery of stock subject to the Option to Key Employee.

9. When the issuance or transfer of the stock covered by the Option may in the opinion of AHL conflict or be inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, AHL reserves the right to refuse to issue or transfer said stock.

10. Key Employee shall have the right to satisfy any income tax or other applicable withholding requirement arising out of the exercise of the Option by electing to have AHL withhold stock that otherwise would be transferred to Key Employee as a result of the exercise of the Option. To the extent Key Employee does not satisfy such income tax or other applicable withholding requirements by withholding stock, AHL shall have the right upon the exercise of the Option to take such action as AHL deems necessary or appropriate to satisfy any income tax or other applicable withholding requirements.

11. This Option Certificate has been made in and shall be construed under and in accordance with the laws of the State of Georgia.


                                      AHL SERVICES, INC.

                                      By:      [name]
                                               [title]


                                      -----------------------------
                                      Authorized Signature


                                     * * * *

I have read the above Option Certificate and hereby accept the above Option to purchase shares of common stock of AHL in accordance with and subject to the terms and conditions of such Option Certificate and the Plan and I agree to be bound thereby and by the actions of the Committee.


------------------------            -----------------------
Date Accepted                       Optionee Signature